STARLIGHT PLACE, LP
FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

STARLIGHT PLACE, LP

TABLE OF CONTENTS

PAGE

Independent auditors' report	1

Financial statements:

Balance sheets	2

Statements of operations	3

Statements of changes in partners' equity (deficit)	4

Statements of cash flows	5-6

Notes to financial statements	7-10

INDEPENDENT AUDITORS' REPORT

To the Partners of
Starlight Place, LP

We have audited the accompanying balance sheets of STARLIGHT PLACE, LP, a limited partnership, as of December 31, 2006 and 2005, and the related statements of operations, changes in partners' equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Partnership's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of STARLIGHT PLACE, LP as of December 31, 2006 and 2005, and the results of its operations, its changes in partners' equity (deficit), and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Habit Arogeti, Wynne LLC
Atlanta, Georgia

February 28, 2007

STARLIGHT PLACE, LP
BALANCE SHEETS
DECEMBER 31,

ASSETS
	2006	2005
Current assets
Cash	$29,782	$36,881
Tenant security deposits	7,950	7,800
Replacement reserve	13,103	0
Tax and insurance escrow	11,620	7,502
Accounts receivable	482	2,430
Prepaid expenses	3,962	3,862
Operating reserves	3,605	95,024

Total current assets	70,504	153,499

Property, plant and equipment, at cost
Land	248,710	248,710
Land improvements	663,095	626,383
Building	3,687,417	3,687,417
Furniture and equipment	83,151	83,151
	4,682,373	4,645,661
Less accumulated depreciation	(225,862)	(75,228)

Net property, plant and equipment	4,456,511	4,570,373

Monitoring fees, at cost	7,800	7,800
Less accumulated amortization	(780)	(260)

Net monitoring fees	7,020	7,540

	$4,534,035	$4,731,412

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$463	$1,894
Accrued property taxes	10,909	7,225
Prepaid rent	70	9
Accrued developer fees	53,000	482,600
Current portion mortgage payable	1,588	0
Tenant security deposits	7,950	7,800
Construction loan payable	0	375,000

Total current liabilities	73,980	874,528

Long-term debt
Mortgage payable, net of current portion	372,290	0

Partners' equity (deficit)	4,087,765	3,856,884

	$4,534,035	$4,731,412
See auditors' report and accompanying notes

STARLIGHT PLACE, LP
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Revenues
Rental income	$217,497	$106,302
Tenant charges	6,074	2,850
Interest income	1	26

Total income	223,572	109,178

Expenses
Maintenance and operating	62,258	38,763
Utilities	9,352	5,982
Administrative	44,008	26,244
Taxes and insurance	58,768	41,534
Investor service fee	2,500	0
Interest	28,969	14,847
Depreciation	150,574	75,288
Amortization	520	260

Total expenses	356,949	202,918

Net loss	$(133,377)	$(93,740)

See auditors' report and accompanying notes

STARLIGHT PLACE, LP
STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	General	Limited
	Partner	Partners	Total

Partners' equity (deficit),
12/31/2004	$0	$2,484,463	$2,484,463

Add: Capital contributions	0	1,466,161	1,466,161

Net loss	(5)	(93,735)	(93,740)

Partners' equity (deficit),	(5)	3,856,889	3,856,884
12/31/2005

Add: Capital contributions	0	364,258	364,258

Net loss	(7)	(133,370)	(133,377)

Partners' equity (deficit)	$(12)	$4,087,777	$4,087,765
12/31/2006

See auditors' report and accompanying notes

STARLIGHT PLACE, LP
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Increase (Decrease) In Cash

	2006	2005

Cash flows from operating activities
Net loss	$(133,377)	$(93,740)
Adjustments to reconcile net loss to
net cash provided (used) by operating activities
Depreciation	150,574	75,288
Amortization	520	260
Changes in assets and liabilities
(Increase)Decrease in accounts receivable	1,948	(2,430)
(Increase)Decrease in prepaid expenses	(100)	(3,862)
Increase(Decrease) in accounts payable	(1,431)	1,894
Increase(Decrease) in accrued property taxes	3,684	7,225
Increase(Decrease) in prepaid rent	61	9

Total adjustments	155,256	78,384

Net cash provided (used) by operating activities
	21,879	(15,356)

Cash flows from investing activities
Monitoring fees	0	(7,800)
Net deposits to tax and insurance escrow	(4,118)	(7,502)
Net deposits to operating reserves	91,419	(95,024)
Net deposits to reserve for replacement	(13,103)	0
Investment in rental property	(36,712)	(1,420,226)

Net cash provided (used) by investing activities	37,486	(,530,552)

Cash flows from financing activities
Principal payments on mortgage	(1,122)	0
Payment to developer	(429,600)	0
Partner contributions	364,258	1,466,161
Proceeds from issuance of construction loan	0	113,563

Net cash provided (used) by financing activities	(66,464)	1,579,724

Net increase (decrease) in cash	(7,099)	33,816

Cash, beginning of year	36,881	3,065

Cash, end of year	$29,782	$36,881

See auditors' report and accompanying notes

STARLIGHT PLACE, LP
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Increase (Decrease) In Cash

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	2006	2005
Cash paid during the years for
Interest, which includes capitalized interest of $19,173 in 2005	$28,969	$34,020

See auditors' report and accompanying notes

STARLIGHT PLACE, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Note A
Organization and Summary of Significant Accounting Policies

The Partnership was organized as a limited partnership under the laws of the state of Georgia in 2005.  The Partnership was formed to develop, own and operate an 52-unit rental housing project known as Starlight Place.  The Project is regulated by the Rural Development Services office of the U.S. Department of Agriculture [R.D.], formerly known as the Farmers Home Administration, as to rent charges and operating methods.

The following significant accounting policies have been followed in the preparation of the financial statements:

a.           Rental Income:

Rental income is recognized as rentals become due.  Rental payments received in advance are deferred until earned.  All leases between the Partnership and tenants of the property are operating leases.

b.           Property and Equipment:

Property and equipment have been recorded at cost.  Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives of 40 years for real property, 15 for improvements, and 5 years for personal property by use of the straight-line method.

Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.  When items of property or equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts, and any gain or loss is included in income.

c.           Intangible Assets:

Monitoring fees have been recorded at cost.  Amortization has been provided for using the straight-line method over 15 years.

d.           Income Taxes:

No income tax provision has been included in the financial statements since income or loss of the Partnership is required to be reported by the partners on their respective income tax returns.

e.           Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

STARLIGHT PLACE, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Note B
Tenant Security Deposits

Security deposits collected from tenants are held in a separate bank account.  The account's status at December 31, is:

	2006	2005

Tenant security deposit cash account	$7,950	$7,800
Tenant security deposits payable balance	$(7,950)	$(7,800)

Excess (Deficit)	$0	$0

Note C
Replacement Reserve

In accordance with the provisions of the mortgage agreement, restricted cash is held by Bonneville Multifamily, to be used for replacement of property as follows:

	2006	2005

Beginning balances	$0	$0
Add: Deposits	13,103	0
Less: Reserve releases	0	0

Ending balances, as confirmed by bank	$13,103	$0

Note D
Required Reserves

In accordance with the provisions of the mortgage agreement, certain reserves are required to be established to be used for budgeted expense items and loan payments as follows:

	2006	2005

Operating deficit reserves	2,293	95,024
USDA annual guarantee reserve	1,312	0

Ending balances	$3,605	$95,024

STARLIGHT PLACE, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Note E
Mortgage Payable

The mortgage is payable to Lewiston State Bank c/o Bonneville Mortgage Company and is secured by a deed of trust on the rental property.  The note bears interest at the rate of 7.57% per annum.  Principal and interest are payable by the Partnership in monthly installments of $2,487 through April 1, 2046.

The obligation arising from the Loan Agreement has been secured through a Loan Note Guarantee (the USDA Guarantee) under the Section 538 Guaranteed Rural Rental Housing Program pursuant to which the USDA will guarantee 90% of the losses realized under the Promissory Note.

Under an interest credit and rental assistance agreement with Rural Development, an interest credit is provided, thus reducing the interest rate approximately 3% annually.  The interest credit is treated as additional income with interest expense being recorded at the note rate.  An annual application as required by Rural Development must be submitted in order to be eligible for the interest credit.  Eligibility began when the construction loan converted to a permanent loan, April 1, 2006.

Maturities of long-term debt as of December 31, 2006, are as follows:

December 31,	Amount

2007	$1,588
2008	1,713
2009	1,847
2010	1,992
2011	2,148
2012 - thereafter	364,590
372,290

$373,878

STARLIGHT PLACE, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Note F
Construction Loan Payable

Bonneville Mortgage Company

The Partnership secured a construction loan of $375,000 from the Lewiston State Bank c/o Bonneville Mortgage Company for the purpose of funding the construction costs of the Project.  The loan accrued interest at 7.57% per annum until the conversion date, April 1, 2006.  When the construction loan was converted to a permanent loan, the interest rate became 7.57% computed on the basis of a 360-day year.  The note is collateralized by a deed to secure debt on rental property.

The obligation arising from the Loan Agreement has been secured through a Loan Note Guarantee (the USDA Guarantee) under the Section 538 Guaranteed Rural Rental Housing Program pursuant to which the USDA will guarantee 90% of the losses realized under the Construction Note.

Note G
Management Fees

The Partnership is managed by Boyd Management, Inc., pursuant to an agreement effective June 29, 2005.  During the years ended December 31, 2006 and 2005, Boyd Management, Inc. earned fees of $20,526 and $10,774.

STARLIGHT PLACE, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

Note H
Partnership Profits, Losses and Distributions

Profits and losses from operations are allocated 99.97% to the limited partner, 0.01% to the Georgia limited partner, 0.01% to the special limited partner, 0.005% to the non-profit limited partner, and 0.005% to the general partner.  Any and all Georgia tax credits shall be allocated to the Georgia limited partner.  Cash flow shall be paid out in the following order and priority: (1) First, to pay the deferred management fee, if any; (2) Second, to pay the current asset management fee that was not paid monthly and then to pay any accrued asset management fees which have not been paid in full from previous years; (3) Third, to pay the principal and then interest on the development fee; (4) Fourth, to pay operating loans, if any, limited to 100% of the net operating income remaining after reduction for the payments made first to third; (5) Fifth, to pay the incentive management fee; (6) Sixth, to pay the tax credit compliance fee; and (7) Seventh, the balance, 29.98% to the limited partner, 0.01% to the Georgia limited partner, 0.01% to the special limited partner, 0.005% to the non-profit partner, and 69.995% to the general partner.

Note I
Commitments and Contingencies

USDA, RD may terminate the subsidy agreement if it determines that no subsidy is necessary or if the Partnership is determined to be in violation of USDA, RD rules or regulations.

The Project's low-income housing credits are contingent on the Project's ability to maintain compliance with applicable sections of Section 42.  Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period could result in recapture of previously taken tax credits plus interest.  In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partners.

Note J
Developer Fees

The developer, an affiliate of the general partner of the Partnership, will receive a developer's fee of $586,600 for its services during the development and construction of the Project.  The fee is to be paid in installments as defined in the development agreement.  As of December 31, 2006 and 2005, $53,000 and $482,600 of the fee remains payable, respectively.